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                        SHELLS SEAFOOD RESTAURANTS, INC.
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


                  1.       Purpose.

                  The purpose of this Stock Option Plan for Non-Employee Directors (the "Plan") of Shells Seafood Restaurants, Inc. (the "Corporation") is to strengthen the Corporation's ability to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Corporation's business by serving as members of the Corporation's Board of Directors and to provide additional incentive for such directors to continue to work for the best interests of the Corporation and its stockholders through ownership of its Common Stock, $.01 par value (the "Common Stock"). Accordingly, the Corporation will grant to each non-employee director options to purchase shares of the Corporation's Common Stock on the terms and conditions hereafter established.


                  2.       Stock Subject to Plan.

                  The Company may issue and sell a total of 100,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.


                  3.       Administration of the Plan.

                  The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any other matters related to the Plan shall be final. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

                  The Board of Directors may at any time amend, alter, suspend or terminate the Plan; provided, however, that any such action would not impair any option to purchase Common Stock theretofore granted under the Plan; and provided further that without the approval of the Corporation's stockholders, no amendments or alterations would be made which would (i) increase the number of shares of Common Stock that may be purchased by each non-employee director under the Plan (except as permitted by Paragraph 10), (ii) increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan (except as permitted by Paragraph 10), (iii) decrease the option exercise price (except as permitted by Paragraph 10), or (iv) extend the period during which outstanding options granted under the Plan may be exercised; and provided further that Paragraph 5 of the Plan


0363129.03


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shall not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.


                  4.       Eligibility.

                  All non-employee directors of the Corporation shall be eligible to receive options under the Plan. Receipt of stock options under any other stock option plan maintained by the Corporation or any subsidiary shall not, for that reason, preclude a director from receiving options under the Plan.


                  5.       Grants.

                           (i) Each non-employee director shall be issued an
option to purchase 2,000 shares of the Corporation's Common Stock (the "Initial Option") on the date of his initial election or appointment to the Board of Directors (the "Initial Grant Date") at the following price for the following term and otherwise in accordance with the terms of the Plan:

                           (a) The option exercise price per share of Common
                  Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the Initial Grant Date.

                           (b) Except as provided herein, the term of an Initial
                  Option shall be for a period of ten (10) years from the Initial Grant Date.

                           (ii) In addition, each non-employee director shall,
on each anniversary of the Initial Grant Date (the "Additional Grant Date"), if he is still a non-employee director on such date, be granted an option to purchase 2,000 shares of the Corporation's Common Stock (the "Additional Option") at the following price for the following term and otherwise in accordance with the terms of the Plan:

                           (a) The option exercise price per share of Common
                  Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

                           (b) Except as provided herein, the term of an
                  Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

                           (iii) "Fair Market Value" shall mean, for each Grant
Date, (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the average of the high and low sale price of the Common Stock on such date or, if no sale takes place on such date, the average of the highest closing bid and lowest closing asked prices of the Common Stock on such exchange, in each case as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the



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NYSE or the ASE, the average of the high and low sale prices of the Common Stock on such date on the NASDAQ National Market System or, if no shares of Common Stock are then quoted on the NASDAQ National Market System, the average of the closing bid and highest asked prices of the Common Stock on such date on NASDAQ or, if no shares of Common Stock are then quoted on NASDAQ, the average of the highest bid and lowest asked prices of the Common Stock on such date as reported in the over-the-counter system. If no closing bid and highest asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of Common Stock (assuming for the purposes of this calculation the economic equivalence of all shares of classes of capital stock), as determined on a fully diluted basis in good faith by the Board, as of a date which is 15 days preceding such Grant Date.

                           (iv) Options granted hereunder shall not be
"incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.


                  6.       Regulatory Compliance and Listing.

                  The issuance or delivery of any Option may be postponed by the Corporation for such period as may be required to comply with the Federal securities laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such Options, and the Corporation shall not be obligated to issue or deliver any Options if the issuance or delivery of such options would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.


                  7.       Restrictions on Exercisability and Sale.

                           (i) Except as provided in Section 7(ii) below, and
subject to Section 7(iii) below, each Option granted under the Plan may be exercisable as to 25% of the total number of shares issuable under such Option on each of the four successive anniversaries of the Grant Date of such Option.

                           (ii) If any event constituting a "Change in Control
of the Corporation" shall occur, all Options granted under the Plan which are outstanding at the time a Change of Control of the Corporation shall occur shall immediately become exercisable. A "Change in Control of the Corporation" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets




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of the Corporation, or (ii) the stockholders of the Corporation shall approve any plan or proposal for liquidation or dissolution of the Corporation, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Corporation's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Corporation, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                           (iii) Notwithstanding anything herein to the
contrary, no Option granted hereunder may be exercised unless and until the Corporation has closed an offering of shares of its Common Stock to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.


                  8.       Cessation as Director.

                  In the event that the holder of an Option granted pursuant to the Plan shall cease to be a director of the Corporation for any reason such holder may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Corporation, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Corporation.


                  9.       Death.

                  In the event that a holder of an Option granted pursuant to the Plan shall die, his estate, personal representative or beneficiary may exercise any portion of the Option that was exercisable by the deceased Optionee at the time of his death, but only to the extent such Option is exercisable as of such date, within twelve months after the date of his death.


                  10.      Stock Splits, Mergers, etc.

                  In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Corporation's Common Stock and stock of another corporation but does not constitute Change in Control of the Corporation, the Corporation will make a reasonable effort, but shall not be required,




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to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.


                  11.      Transferability.

                  Options are not assignable or transferable, except upon the optionholder's death to a beneficiary designated by the optionee in accordance with procedures established the Board or, if no designated beneficiary shall survive the optionholder, pursuant to the optionholder's will or by the laws of descent and distribution, to the extent set forth in Section 9 and during the optionholder's lifetime, may be exercised only by him.


                  12.      Exercise of Options.

                  An optionholder electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock covered by his Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his option.


                  13.      Payment.

                  The Option exercise price shall be payable in cash, check or in shares of Common Stock upon the exercise of the Option. If the shares of Common Stock are tendered as payment of the Option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Corporation shall instead return the difference in cash or by check to the employee.


                  14.      Obligation to Exercise Option.

                  The granting of an Option shall impose no obligation on the director to exercise such option.


                  15.      Continuance as Director.

                  Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's stockholders.





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                  16.      Term of Plan.

                  The Plan shall be effective as of the date on which it is adopted by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the date ten years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).